Exhibit 16.1

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

July 8, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Hengguang Holding Co., Limited

Dear Sir or Madam:

We have read the statements included under the Change in Registrant’s Certifying Accountant section on Form F-1 Amendment No. 14 dated July 8, 2025 of Hengguang Holding Co., Limited (the “Company”), and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company contained therein.

Very truly yours,

/s/ KCCW Accountancy Corp
Diamond Bar, California